Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-93172, 33-91364, 33-93162, 33-93174, 33-93170, 33-93168 and 333-120318) pertaining to the employee benefit plans of DIMON Incorporated of our report dated May 27, 2004 (except for Note G, as to which the date is June 9, 2004 and Note B, as to which the date is September 30, 2004) with respect to the consolidated financial statements and schedule of DIMON Incorporated for the year ended March 31, 2004, included in this Current Report (Form 8-K).

/s/ Ernst & Young LLP
Greensboro, North Carolina
December 9, 2004